UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Royal Gold, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Definitive Proxy Statement for Annual Meeting of Stockholders

To Be Held Wednesday, November 11, 2015

This proxy statement supplement (the “Proxy Supplement”) updates and amends our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on October 1, 2015, regarding the 2015 Annual Meeting of Stockholders of ROYAL GOLD, INC. (the “Company”) to be held on November 11, 2015, at 9:00 a.m. Mountain Standard Time, at the Ritz-Carlton Hotel, 1881 Curtis Street, Denver, CO 80202 (the “Annual Meeting”).

Except as updated or supplemented by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

The purpose of this Proxy Supplement is to update biographical information in the Proxy Statement for Gordon J. Bogden, one of the members of our Board of Directors who is standing for reelection.  On September 29, 2015, Mr. Bogden notified our Board of Directors that he resigned as a director and as the President and Chief Executive Officer of Alloycorp Mining Inc. (“Alloycorp”), effective September 30, 2015.  In accordance with our Board Governance Guidelines, which require any Director who retires from his or her job or substantially changes his or her principal occupation to submit a written offer to resign from the Board, Mr. Bogden tendered his resignation from the Board.

On October 1, 2015, upon recommendation of the Company’s Compensation, Governance and Nominating Committee, and after considering factors relevant to Mr. Bogden’s continued service on the Board, the Board concluded not to accept Mr. Bogden’s resignation.  The Board also re-affirmed its approval of Mr. Bogden’s nomination to stand for election as a Class I Director at the Annual Meeting.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.  This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Bruce C. Kirchhoff
Vice President, General Counsel and Secretary